EXHIBIT 99.1


Bay National Corporation
2004 Chairman's Letter

"Twenty years from now you will be more disappointed by the things you didn't do than by the ones you did do. So throw off the bowlines. Sail away from the safe harbor. Catch the trade winds in your sails..." - Mark Twain

Dear Fellow Shareholders,

I believe this enduring quote by Mark Twain perfectly captures the motivation for the creation of Bay National Bank and truly depicts the spirit of entrepreneurship in our great Country.

OUR VISION
In 2000, we set out on a mission to create a unique bank that offers the personal, responsive service of a local bank with the strength and resources of a larger institution. Five years later, we are a thriving banking institution.

OUR FOCUS
Our founders saw a distinct need for a bank where bankers and customers know one another, where there is little turnover in personnel and where decisions are made fairly, efficiently and, most importantly, locally. They focused their resources on small to middle market businesses, professional service firms, nonprofit organizations and high net worth individuals.

OUR PERFORMANCE
2004 represented a new high-water mark for Bay National Bank in every area of performance. We recorded excellent growth in small and middle market business and personal lending and solid performance in both cash management and residential real estate. For the year ended December 31, 2004, net income per fully diluted common share was a record 41 cents; and net income of $802,000 set a new high compared to $8,000 earned in 2003. Our performance exceeded projections and was the product of double-digit, quarter-to-quarter growth in our core businesses of lending and deposit-gathering throughout 2004 and the successful ongoing implementation of our strategic plan.

In 2004, total assets reached $170.8 million, a 39.6% increase over the prior year-end's total of $122.3 million. Net loans surpassed $139 million at December 31, 2004, an increase of 39.4% over 2003. Deposits rose 41.8% over the previous year to a record $153.9 million.

Our experienced lenders share a strong credit culture as demonstrated by the continued strength of our loan portfolio and the minimal credit losses of $16,000 for all of 2004. Net interest margin increased for the fifth consecutive quarter, the result of a rising interest rate environment combined with robust loan and core deposit growth. The common share price closed the year at $13.25, up 31.2% from a year earlier.

OUR INDUSTRY
Maryland banks experienced yet another year of consolidation and merger activity. As a result of our unique business model, Bay National Bank has gained significant market share as more and more customers feel disenfranchised at the merged banks. The volatile and fragmented banking industry, combined with frustration with big bank bureaucracy, has allowed us to attract some of the finest banking talent in Maryland to all levels of our company. These top professionals believe deeply in our mission and find our culture professionally and personally supportive.

OUR STRATEGIC PRIORITIES
We will continue to strive to: manage the company prudently in a fluid economic and interest rate environment; control credit risk and maintain strong reserves; achieve consistent earnings performance; extend leadership in the residential mortgage arena; expand selectively as opportunities are identified; manage the balance sheet and maintain a strong capital position; keep decision-making close to the customer in order to facilitate a reasoned, rapid response; and sustain the highest level of customer interaction.

OUR VALIDATION
The Baltimore Business Journal, Baltimore's premier business weekly, ranked Bay National Bank as the



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 "10th Fastest-Growing Public Company" in the Baltimore area in its December 17, 2004 edition. Baltimore Magazine awarded Bay National Bank the designation of "Best Upstart Bank" in its Best of Baltimore 2004 edition. In December 2004, Baltimore SmartCEO, a highly-regarded regional "growing company" publication, named Bay National Bank as a "Future 50 Company" based on a three-year rate of growth in employees and revenue.

OUR VALUES
Integrity. Stability. Excellence. Fine qualities. Timeless attributes. All aimed at building a great company for our shareholders, customers and associates. This is our vision; thank you for your continued confidence and support.

Respectfully,

/s/ Hugh W. Mohler

Hugh W. Mohler
Chairman

The statements in this letter that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding Bay National Corporation's anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.





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